Exhibit 99.1

News Release
For investor and media inquiries please contact:
Steve E. Kunszabo
Executive Director, Investor Relations
732-556-2220
FOR RELEASE TUESDAY, JANUARY 8, 2008

Centennial Communications Announces Fiscal Second-Quarter Results; Company Updates 2008
Fiscal-Year Outlook; Expects Consolidated Adjusted Operating Income Between $395 Million
and $405 Million
•	Fiscal second-quarter income from continuing operations of $0.01 per diluted share, compared to income of $0.01 per diluted share from continuing operations in the prior-year quarter

•	Fiscal second-quarter consolidated adjusted operating income from continuing operations of $96.0 million, up 11 percent year-over-year from $86.6 million

•	Fiscal second-quarter consolidated revenue from continuing operations of $243.6 million, up 7 percent year-over-year from $227.6 million
WALL, N.J. – Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today reported income from continuing operations of $1.5 million, or $0.01 per diluted share, for the fiscal second quarter of 2008 as compared to income from continuing operations of $1.0 million, or $0.01 per diluted share, in the fiscal second quarter of 2007. Consolidated adjusted operating income (AOI)(1) from continuing operations for the fiscal second quarter was $96.0 million, as compared to $86.6 million for the adjusted prior-year quarter. For comparison, the Company’s fiscal 2007 financial results have been adjusted to reflect the Universal Service Fund (USF) charge (2) in the period to which it relates.
“Our U.S. wireless business continues to move forward at a solid pace as we head into the second-half of fiscal 2008,” said Michael J. Small, Centennial’s chief executive officer. “Our customers continue to choose us because we have a great network and an enhanced retail distribution presence that is staffed by front-line associates who are among the best trained in the industry.”
Small continued, “In Puerto Rico, good progress in growing wireless customers, sustaining a robust ARPU and renewing revenue and cash flow growth has been dampened by a soft economy and difficult competitive environment. Despite these external challenges, we remain committed to our proven local market strategy and will continue to capitalize on our strong collection of assets and a great local team.”
Centennial reported fiscal second-quarter consolidated revenue from continuing operations of $243.6 million, which included $132.8 million from U.S. wireless and $110.8 million from Puerto Rico operations. Consolidated revenue from continuing operations grew 7 percent versus the adjusted fiscal second quarter of 2007. The Company ended the quarter with 1,118,500 total wireless subscribers, which compares to 1,058,700 for the year-ago quarter and 1,109,900 for the previous quarter ended August 31, 2007. The Company reported 460,700 total access lines and equivalents at the end of the fiscal second quarter, which compares to 387,500 for the year-ago quarter.

CENTENNIAL COMMUNICATIONS NEWS RELEASE
OTHER HIGHLIGHTS
•	On October 23, 2007, Centennial announced that it completed its purchase of 1900 MHz (PCS) wireless spectrum covering an aggregate of approximately 400,000 population equivalents (POPs) in Lima and Findlay-Tiffin, Ohio. This targeted purchase is contiguous to Ft. Wayne, Indiana and improves the Company’s Midwest footprint, supporting already strong momentum in its U.S. wireless retail business.

•	On December 3, 2007, the Company announced that it expanded its board of directors from ten members to eleven members and appointed Michael R. Coltrane as a new director. Mr. Coltrane was formerly the chairman, president and chief executive officer for CT Communications, Inc., an integrated telecommunications provider in North Carolina that was acquired in August 2007 by Windstream Corporation.
CENTENNIAL SEGMENT HIGHLIGHTS
U.S. Wireless Operations
•	Revenue was $132.8 million, a 9 percent increase from last year’s second quarter. Retail revenue (total revenue excluding roaming revenue) increased 13 percent from the year-ago period primarily driven by a 6 percent increase in total retail subscribers, and supported by strong data, feature, access and equipment revenue. Roaming revenue decreased 16 percent from the year-ago quarter primarily due to a 21 percent decline in the rate per minute for total voice roaming traffic.

•	Average revenue per user (ARPU) was $68 during the fiscal second quarter, a 2 percent year-over-year increase. ARPU included approximately $4.68 of data revenue per user, which grew 79 percent from the year-ago period.

•	AOI was $51.4 million, a 22 percent year-over-year increase, representing an AOI margin of 39 percent. AOI benefited from robust growth in retail revenue, partially offset by a decline in roaming revenue.

•	U.S. wireless ended the quarter with 700,300 total subscribers including 50,200 wholesale subscribers. This compares to 666,400 for the prior-year quarter including 51,300 wholesale subscribers and to 697,700 for the previous quarter ended August 31, 2007 including 51,400 wholesale subscribers. At the end of the fiscal second quarter, approximately 95 percent of retail subscribers were on GSM technology. Postpaid subscribers increased 5,000 from the fiscal first quarter of 2008, supported by stable postpaid churn of 2.0 percent.

•	Capital expenditures were $11.8 million for the fiscal second quarter.
Puerto Rico Wireless Operations
•	Revenue was $80.8 million, an increase of 4 percent from the adjusted prior-year second quarter, driven primarily by subscriber growth.

•	Postpaid ARPU was $65, which declined from $67 when compared to the adjusted year-ago period. ARPU fell largely due to a decrease in airtime and equipment revenue, partially offset by an increase in data and access revenue. ARPU included approximately $6.37 of data revenue per user, which increased 48 percent from the year-ago period.

•	AOI totaled $27.2 million, an adjusted 1 percent year-over-year increase, representing an AOI margin of 34 percent. AOI was favorably impacted by consistent subscriber growth during the last twelve months.
January 8, 2008

CENTENNIAL COMMUNICATIONS NEWS RELEASE
•	Puerto Rico wireless ended the quarter with 418,200 subscribers, which compares to 392,300 for the prior-year quarter and to 412,200 for the previous quarter ended August 31, 2007. Postpaid subscribers increased 6,100 from the fiscal first quarter of 2008, aided by stable postpaid churn of 2.6 percent.

•	Capital expenditures were $9.3 million for the fiscal second quarter.
Puerto Rico Broadband Operations
•	Revenue was $33.0 million, an adjusted 4 percent year-over-year increase. Revenue increased primarily due to solid access line growth, partially offset by a decline in recurring revenue per line.

•	AOI was $17.4 million, a 2 percent decrease from the adjusted year-ago period, representing an AOI margin of 53 percent. AOI declined due to the impact of a favorable adjustment to intercarrier compensation revenue in the prior-year quarter and increased expense related to the deployment of network capacity in consideration of customer contracts for future service.

•	Switched access lines totaled approximately 85,900 at the end of the fiscal second quarter, an increase of 14,500 lines, or 20 percent from the prior-year quarter. Dedicated access line equivalents were 374,800 at the end of the fiscal second quarter, a 19 percent year-over-year increase.

•	Capital expenditures were $4.4 million for the fiscal second quarter.
REVISED FISCAL 2008 OUTLOOK
•	The Company expects consolidated AOI from continuing operations between $395 million and $405 million for fiscal 2008, excluding stock-based compensation expense. Consolidated AOI from continuing operations for fiscal year 2007 was $365.1 million, excluding an aggregate $11.0 million USF charge related to prior periods. The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.

•	The Company expects U.S. wireless roaming revenue to decline by approximately $10 million during fiscal 2008. U.S. wireless roaming revenue for fiscal 2007 was $65.5 million.

•	The Company expects the sum of consolidated capital expenditures and spectrum acquisitions costs will be approximately $140 million for fiscal 2008. Capital expenditures including spectrum acquisition costs were $130.1 million for fiscal 2007.

	FY2007 Adjusted Results	FY2008 Previous Outlook	FY2008 Revised Outlook
Consolidated Adjusted Operating Income (AOI)	$365.1 million*	$385 million — $405 million	$395 million — $405 million
U.S. Wireless Roaming Revenue	$65.5 million	$15 million — $20 million decline	Approximately $10 million decline
Consolidated Capital Expenditures (Capex)	$130.1 million including spectrum acquisition costs	$140 million including spectrum acquisition costs	No change
Note: Excludes an aggregate $11.0 million USF charge in fiscal 2007 for an adjustment to USF revenue in Puerto Rico related to prior periods.
January 8, 2008

CENTENNIAL COMMUNICATIONS NEWS RELEASE
DEFINITIONS AND RECONCILIATION
(1)	Adjusted operating income is defined as net income (loss) before loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax (expense) benefit, interest expense, net, loss on disposition of assets, litigation settlement expense, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization. Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income (loss) and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.
Reconciliation of adjusted operating income to consolidated net income (loss):

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2007	2006	2007	2006
Adjusted operating income	$95,983	$88,235	$196,020	$180,388
Depreciation and amortization	(34,255)	(32,695)	(67,611)	(64,913)
Stock-based compensation expense	(3,381)	(2,869)	(6,436)	(4,818)
Strategic alternatives/recapitalization costs	—	(2)	—	(285)
Litigation settlement expense	(2,950)	—	(2,950)	—
Loss on disposition of assets	(1,262)	(88)	(1,611)	(293)

Operating income	54,135	52,581	117,412	110,079
Interest expense, net	(47,809)	(51,689)	(96,393)	(102,403)
Income tax (expense) benefit	(4,707)	48	(12,968)	(7,033)
Minority interest in income of subsidiaries	(169)	(233)	(321)	(441)
Income from equity investments	—	293	—	546

Income from continuing operations	1,450	1,000	7,730	748
Loss from discontinued operations	(525)	(34,352)	(1,039)	(36,259)

Net income (loss)	$925	$(33,352)	$6,691	$(35,511)

(2)	Please refer to the Company’s Form 10-K for the year ending May 31, 2007 and the fiscal fourth-quarter 2007 earnings press release for information regarding prior-period USF charges.
CONFERENCE CALL INFORMATION
As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Tuesday, January 8, 2008. Callers can dial (888) 677-8769 to access the call. The conference call will also be simultaneously webcast on Centennial’s Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Tuesday, January 8 through Tuesday, January 22 at both Centennial’s Investor Relations website and www.streetevents.com. Callers can also dial (888) 203-1112, Access Code 4395139 to access an audio replay of the conference call.
ABOUT CENTENNIAL
Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with over 1.1 million wireless subscribers and 460,700 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin
January 8, 2008

CENTENNIAL COMMUNICATIONS NEWS RELEASE
Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/.
SAFE HARBOR PROVISION
Cautionary statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial’s expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; market prices for the products and services we offer may decline in the future; the effect of changes in the level of support provided to us by the Universal Service Fund; the effects of a decline in the market for our CDMA-based technology; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our access to the latest technology handsets in a timeframe and at a cost similar to our competitors; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G and 4G technology; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; our ability to attract and retain qualified personnel; the effects of governmental regulation of the telecommunications industry; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; the effects of network disruptions and system failures; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital: the influence on us by our significant stockholder and anti-takeover provisions and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.
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January 8, 2008

CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2007	2006	2007	2006
REVENUE:
Service revenue	$230,737	$216,743	$465,096	$429,779
Equipment sales	12,831	12,459	26,442	24,824

	243,568	229,202	491,538	454,603

COSTS AND EXPENSES:
Cost of services (exclusive of depreciation and amortization shown below)	44,367	43,499	90,941	86,741
Cost of equipment sold	30,262	32,411	61,784	61,095
Sales and marketing	26,728	24,115	52,314	46,793
General and administrative	52,559	43,813	99,865	84,689
Depreciation and amortization	34,255	32,695	67,611	64,913
Loss on disposition of assets	1,262	88	1,611	293

	189,433	176,621	374,126	344,524

OPERATING INCOME	54,135	52,581	117,412	110,079

INTEREST EXPENSE, NET	(47,809)	(51,689)	(96,393)	(102,403)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE, MINORITY INTEREST IN INCOME OF SUBSIDIARIES AND INCOME FROM EQUITY INVESTMENTS	6,326	892	21,019	7,676

INCOME TAX (EXPENSE) BENEFIT	(4,707)	48	(12,968)	(7,033)

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST IN INCOME OF SUBSIDIARIES AND INCOME FROM EQUITY INVESTMENTS	1,619	940	8,051	643

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(169)	(233)	(321)	(441)
INCOME FROM EQUITY INVESTMENTS	—	293	—	546

INCOME FROM CONTINUING OPERATIONS	1,450	1,000	7,730	748

Discontinued operations:
Loss	—	(1,464)	—	(2,829)
Loss on disposition	(525)	(31,995)	(1,039)	(31,995)
Income tax expense	—	(893)	—	(1,435)

Net loss from discontinued operations	(525)	(34,352)	(1,039)	(36,259)

NET INCOME (LOSS)	$925	$(33,352)	$6,691	$(35,511)

EARNINGS (LOSS) PER SHARE:
BASIC
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.01	$0.01	$0.07	$0.01
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.00)	$(0.33)	$(0.01)	$(0.35)

NET INCOME (LOSS) PER SHARE	$0.01	$(0.32)	$0.06	$(0.34)

DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.01	$0.01	$0.07	$0.01
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.00)	$(0.32)	$(0.01)	$(0.34)

NET INCOME (LOSS) PER SHARE	$0.01	$(0.31)	$0.06	$(0.33)

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
BASIC	107,556	105,408	107,526	105,309

DILUTED	110,725	107,512	110,585	107,363

CENTENNIAL COMMUNICATIONS CORP.
FINANCIAL DATA AND OPERATING STATISTICS
November 30, 2007
($000’s, except per subscriber data)

	Three Months Ended		Six Months Ended
	Nov-07	Nov-06	Nov-07	Nov-06
CONSOLIDATED
Total Wireless Subscribers	1,118,500	1,058,700	1,118,500	1,058,700
Net Gain — Total Subscribers	8,600	17,200	17,500	27,200
Revenue per Average Wireless Customer (1)	$67	$67	$69	$67
Retail Penetration (4)	8.2%	8.0%	8.2%	8.0%
Prepaid & Postpaid Churn — Wireless (5)	2.4%	2.5%	2.4%	2.4%
Monthly MOU’s per Wireless Customer	1,326	1,145	1,316	1,132

U.S. WIRELESS

Postpaid Wireless Subscribers	626,100	594,800	626,100	594,800
Prepaid Wireless Subscribers	24,000	20,300	24,000	20,300

Retail Subscribers	650,100	615,100	650,100	615,100
Wholesale Subscribers	50,200	51,300	50,200	51,300

Total Wireless Subscribers	700,300	666,400	700,300	666,400
Total Wireless Gross Adds	49,500	51,000	96,800	96,200
Net Gain — Retail Subscribers	3,800	11,400	7,000	18,200
Net Gain — Wholesale Subscribers	(1,200)	100	(1,200)	200

Net Gain — Total Subscribers	2,600	11,500	5,800	18,400
GSM as a % of Retail Subscribers	95.2%	86.0%	95.2%	86.0%
Revenue per Average Wireless Customer (1)	$68	$67	$70	$67
Retail Revenue per Average Wireless Customer (2)	$61	$57	$61	$57
Data Revenue per Average Wireless Customer (3)	$4.68	$2.61	$4.48	$2.51
Retail Revenue	$118,574	$104,521	$238,226	$205,620
Roaming Revenue	$14,233	$16,993	$32,185	$36,315
Retail Penetration (4)	7.3%	7.2%	7.3%	7.2%
Postpaid Churn — Wireless (5)	2.0%	1.9%	2.0%	1.9%
Prepaid & Postpaid Churn — Wireless (5)	2.4%	2.2%	2.3%	2.1%
Monthly MOU’s per Wireless Customer	1,051	895	1,046	879
Cost to Acquire (6)	$336	$310	$330	$321
Capital Expenditures	$11,767	$11,142	$18,818	$16,545

PUERTO RICO

Postpaid Wireless Subscribers	415,500	386,800	415,500	386,800
Prepaid Wireless Subscribers	2,700	5,500	2,700	5,500

Total Wireless Subscribers	418,200	392,300	418,200	392,300
Total Wireless Gross Adds	37,900	39,400	72,900	73,200
Net Gain — Wireless Subscribers	6,000	5,700	11,700	8,800
Revenue per Average Wireless Customer (1)	$65	$68	$66	$67
Data Revenue per Average Wireless Customer (3)	$6.37	$4.31	$6.26	$3.91
Penetration — Wireless (4)	10.4%	9.8%	10.4%	9.8%
Postpaid Churn — Wireless (5)	2.6%	2.8%	2.4%	2.6%
Prepaid & Postpaid Churn — Wireless (5)	2.6%	2.9%	2.5%	2.8%
Monthly MOU’s per Wireless Customer	1,758	1,536	1,741	1,527
Fiber Route Miles	1,322	1,261	1,322	1,261
Switched Access Lines	85,900	71,400	85,900	71,400
Dedicated Access Line Equivalents (7)	374,800	316,100	374,800	316,100
On-Net Buildings	2,091	1,854	2,091	1,854
Capital Expenditures — Wireless	$9,285	$7,567	$16,758	$14,796
Capital Expenditures — Broadband	$4,374	$4,749	$9,846	$8,492

Capital Expenditures — Total Puerto Rico	$13,659	$12,316	$26,604	$23,288

REVENUES

U.S. Wireless	$132,807	$121,514	$270,411	$241,935

Puerto Rico — Wireless	$80,799	$78,893	$162,137	$156,433
Puerto Rico — Broadband	$33,006	$31,831	$65,010	$62,142
Puerto Rico — Intercompany	$(3,044)	$(3,036)	$(6,020)	$(5,907)

Total Puerto Rico	$110,761	$107,688	$221,127	$212,668

Consolidated	$243,568	$229,202	$491,538	$454,603

ADJUSTED OPERATING INCOME (8)

U.S. Wireless	$51,372	$42,049	$104,511	$85,740

Puerto Rico — Wireless	$27,195	$28,249	$55,888	$59,862
Puerto Rico — Broadband	$17,416	$17,937	$35,621	$34,786

Total Puerto Rico	$44,611	$46,186	$91,509	$94,648

Consolidated	$95,983	$88,235	$196,020	$180,388

NET DEBT

Total Debt Less Cash and Cash Equivalents	$1,932,100	$2,037,000	$1,932,100	$2,037,000

(1)	Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average retail customers for such period.

(2)	Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average retail customers for such period.

(3)	Data Revenue per Average Wireless Customer is determined for each period by dividing data revenue by the average retail customers for such period.

(4)	The penetration rate equals the percentage of total population in our service areas who are retail subscribers to our wireless service as of period-end.

(5)	Churn is calculated by dividing the aggregate number of retail subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.

(6)	Cost to Acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.

(7)	November 2007 and November 2006 excludes 96,800 and 82,700 dedicated access line equivalents related to short term contracts.

(8)	Adjusted operating income is defined as net income (loss) before loss from discontinued operations, income from equity investments, minority interest in income of subsidiaries, income tax (expense) benefit, interest expense, net, loss on disposition of assets, litigation settlement expense, strategic alternatives/recapitalization costs, stock-based compensation expense and depreciation and amortization.